                   IN THE UNITED STATES DISTRICT COURT FOR THE
                          WESTERN DISTRICT OF MISSOURI
                                WESTERN DIVISION

KANSAS CITY POWER & LIGHT        )
COMPANY,                         )
                                 )
                    Plaintiff,   )
                                 )
     v.                          )        Civil Action No. 96-552-CV-W-5
                                 )
WESTERN RESOURCES, INC. and      )
ROBERT L. RIVES,                 )
                                 )
                    Defendants.  )


                              ANSWER OF DEFENDANTS
                   WESTERN RESOURCES, INC. AND ROBERT L. RIVES

     Defendants Western Resources, Inc. ("Western Resources") and Robert L. Rives ("Rives"), by their undersigned attorneys, answer the complaint of plaintiff Kansas City Power & Light Company ("KCPL") as follows:

     1. Defendants admit the allegations of Paragraph 1.

     2. Defendants admit the allegations of Paragraph 2.

     3. Defendants deny the allegations of Paragraph 3, except defendants admit that plaintiff has filed this action, purporting to seek declaratory relief concerning the legality, validity and enforceability of the merger agreement between KCPL and UtiliCorp United Inc. ("UtiliCorp"), dated May 20, 1996, (the "Revised Merger Agreement"). Defendants further admit that (a) the Revised Merger Agreement purports to supersede the merger agreement, dated January 19, 1996 (the "Original Merger Agreement"); (b) the ultimate objective of the Revised Merger Agreement purports to be the same as that of the Original Merger Agreement and that is


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a business combination of KCPL and UtiliCorp; and (c) the Revised Merger
Agreement purports to eliminate the requirement for approval by the holders of two-thirds of KCPL's outstanding shares as was required by the Original Merger Agreement.

     4. Defendants deny the allegations of Paragraph 4, except defendants admit that (a) on or about May 3, 1996, Western Resources filed a Definitive Proxy Statement with the Securities and Exchange Commission ("the Western Resources Proxy Statement") which was disseminated to KCPL shareholders shortly thereafter, (b) the Western Resources Proxy statement sought proxies from KCPL shareholders to vote against the UtiliCorp merger, and (c) Rives, among others, was identified in the Western resources Proxy Statement as an individual who might solicit proxies. Defendants lack sufficient knowledge or information to form a belief as to what KCPL "reasonably apprehends," and therefore deny those allegations.

     5. Defendants lack sufficient knowledge or information to form a belief as to the truth of the allegations of Paragraph 5, and therefore deny them.

     6. Defendants admit that KCPL is a Missouri corporation whose headquarters and principal place of business are located in Kansas City, Missouri. Defendants further admit that KCPL is a medium-sized public utility engaged in the generation, transmission, distribution and sale of electricity to over 430,000 customers in a 4,700 square mile area located in all or portions of 23 counties in western Missouri and eastern Kansas. Defendants lack sufficient knowledge or information to form a belief as to the truth of the remaining allegations of Paragraph 6 and therefore deny them.

     7. Defendants deny the allegations of Paragraph 7, except defendants admit that (a) Western Resources is a Kansas corporation whose headquarters and principal place of business


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are located in Topeka, Kansas; (b) Western Resources is engaged principally in the production, purchase, transmission, distribution and sale of electricity and the delivery and sale of natural gas, and (c) that Western Resources has transacted business in Missouri.

     8. Defendants deny the allegations contained in Paragraph 8, except defendants admit that on or about April 22, 1996, Rives, a citizen of Kansas, and a record and beneficial owner of KCPL shares, sent a letter to Jeannie Sell Latz, KCPL's Chief Legal Officer ("April 22 Rives Letter"), requesting that KCPL make available for inspection and review, among other things, KCPL's stock ledger and list of shareholders. Defendants further state that the April 22 Rives Letter speaks for itself and deny any allegations inconsistent with the April 22 Rives Letter.

     9. Defendants admit that on January 19, 1996, KCPL entered into the Original Merger Agreement with UtiliCorp and that UtiliCorp is a Delaware corporation with its principal place of business in Kansas City, Missouri. Defendants lack sufficient knowledge or information to form a belief as to the truth of the remaining allegations of Paragraph 9 and therefore deny them.

     10. Defendants deny the allegations of Paragraph 10 and further state that the Original Merger Agreement speaks for itself.

     11. Defendants admit that on or about April 4, 1996, KCPL and UtiliCorp filed a Joint Proxy Statement/Prospectus with the Securities and Exchange Commission ("KCPL/UtiliCorp Joint Proxy Statement") which purported to describe the benefits of the UtiliCorp merger and the opinions rendered by financial advisors to KCPL and UtiliCorp. Defendants further state that the KCPL/UtiliCorp Joint Proxy Statement speaks for itself.


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Defendants lack sufficient knowledge or information to form a belief as to the truth of the remaining allegations of Paragraph 11 and therefore deny them.

     12. Defendants admit the allegations of Paragraph 12.

     13. Defendants deny the allegations of Paragraph 13, except defendants admit that on April 14, 1996 John E. Hayes, Jr. wrote a letter to Drue Jennings ("April 14 Letter") in which Western Resources made a written merger proposal to the KCPL board of directors pursuant to which KCPL would merge with Western Resources in a transaction where each KCPL common shareholder would receive, subject to certain limitations, $28 worth of Western common stock in exchange for each KCPL share of stock. Defendants further state the April 14 Letter speaks for itself and deny any allegations inconsistent with the April 14 Letter.

     14. Defendants deny the allegations of Paragraph 14, except that defendants admit that the April 14 Letter was publicly disseminated.

     15. Defendants deny the allegations of Paragraph 15, except defendants admit that on April 22, 1996, KCPL issued a press release ("April 22 Press Release"), and defendants further state that the April 22 Press Release speaks for itself.

     16. Defendants deny the allegations of Paragraph 16, except that defendants admit that on or about April 22, 1996, Western Resources filed a Preliminary Proxy Statement with the SEC ("Western Resources Preliminary Proxy Statement") and a Preliminary Prospectus for an Offer to Exchange Each Outstanding Share of Common Stock of Kansas City Power & Light Company for Western Resources Common Stock ("Western Resources Preliminary Prospectus" and "Western Resources Offer" respectively). Defendants further state that the Western


                                       -4-

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Resources Preliminary Prospectus and Western Resources Offer speak for themselves and deny any allegation inconsistent with their terms.

     17. Defendants lack sufficient knowledge or information to form a belief as to the truth of the allegations of Paragraph 17 and therefore deny them.

     18. Defendants admit that the action contemplated by the Revised Merger Agreement purports to have the same ultimate effect as the transaction contemplated by the Original Merger Agreement. Defendants further state that the Revised Merger Agreement speaks for itself.

     19. Defendants lack sufficient knowledge or information to form a belief as to the truth of the allegations of Paragraph 19 and therefore deny them. Defendants further state that the Revised Merger Agreement speaks for itself.

     20. Defendants admit that the Revised Merger Agreement contemplates KCPL creating a new wholly owned subsidiary which will then merge with UtiliCorp, and almost instantaneously, KCPL will merge with this subsidiary in a short form merger. Defendants lack sufficient knowledge or information to form a belief as to the truth of the remaining allegations of Paragraph 20, and therefore deny them.

     21. Defendants deny the allegations of Paragraph 21, except that defendants admit that Rule 312.00 et seq. of the New York Stock Exchange ("NYSE") Listed Company Manual contains a "Shareholder Approval Policy." Defendants further state that the Shareholder Approval Policy speaks for itself.

     22. Defendants deny the allegations of Paragraph 22, except that defendants admit that Western Resources and Rives maintain, as more fully set forth in the Counterclaim filed herewith, that adoption of the Revised Merger Agreement violates Missouri law and constitutes


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breaches of fiduciary duty to KCPL's shareholders. Defendants lack sufficient knowledge or information to form a belief as to what plaintiff "anticipates" or "apprehends," and therefore deny those allegations.

     23. Defendants lack sufficient knowledge or information to form a belief as to the truth of the allegations of Paragraph 23, and therefore deny them.

     24. Defendants admit that Rives has standing in any capacity and deny the remaining allegations of Paragraph 24.

     25. Defendants admit the allegations of Paragraph 25.

                                     COUNT I

                (Declaratory Judgment Against Western Resources)

     26. Defendants incorporate their responses to Paragraphs 1 through 25 as if fully set forth herein.

     27. Defendant Western Resources admits the allegations of Paragraph 27. No response is required from defendant Rives because Paragraph 27 is directed solely to Western Resources.

     28. Paragraph 28 purports to state a legal conclusion to which no answer is required. To the extent an answer is required, defendant Western Resources denies the allegations of Paragraph 28. No response is required from defendant Rives because Paragraph 28 is directed solely to defendant Western Resources.

     29. Paragraph 29 contains legal conclusions and argument to which no answer is required. To the extent an answer is required, defendant Western Resources admits the


                                       -6-
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allegations of Paragraph 29. No response is required from defendant Rives because Paragraph 29 is directed solely to defendant Western Resources.

     30. Paragraph 30 states a legal conclusion to which no answer is required. To the extent an answer is required, defendant Western admits that plaintiff requests a declaratory judgment that Western Resources lacks standing to challenge the Revised Merger Agreement, the transaction contemplated thereby, or the events or acts leading to its adoption, but denies that KCPL is entitled to any such relief. No response is required from defendant Rives because Paragraph 30 is directed solely to defendant Western Resources.

     31. Defendant Western Resources denies the allegations of Paragraph 31. No response is required from defendant Rives because Paragraph 31 is directed solely to defendant Western Resources.

                                    COUNT II

           (Declaratory Judgment Against Western Resources and Rives)

     32. Defendants incorporate their responses to Paragraphs 1 through 31 as if fully set forth herein.

     33. Defendants deny the allegations of Paragraph 33.

     34. Defendants deny the allegations of Paragraph 34.

     35. Paragraph 35 purports to state a legal conclusion to which no answer is required. To the extent an answer is required, defendants admit that plaintiff seeks a declaratory judgment in Paragraph 35 but deny that plaintiff is entitled to any such relief.

     36. Defendants deny the allegations of Paragraph 36.


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                                    COUNT III

           (Declaratory Judgment Against Western Resources and Rives)

     37. Defendants incorporate their responses to Paragraphs 1 through 36 as if fully set forth herein.

     38. Defendants deny the allegations of Paragraph 38.

     39. Defendants deny the allegations of Paragraph 39.

     40. Paragraph 40 purports to state a legal conclusion to which no answer is required. To the extent an answer is required, defendants admit that plaintiff seeks a declaratory judgment in Paragraph 40, but deny that plaintiff is entitled to any such relief.

     41. Defendants deny the allegations of Paragraph 41.

                            FIRST AFFIRMATIVE DEFENSE

     42. The Complaint fails to state a claim upon which relief may be granted.

     WHEREFORE, having fully answered, defendants pray for entry of judgment in their favor on each and every count, that the Court find the Revised Merger Agreement and its proposed transaction to be invalid, illegal and unenforceable as a violation of Missouri law, that plaintiff's Complaint be dismissed with prejudice, that defendants be awarded their attorney's fees and disbursements, and that the court award defendants such other and further relief as the Court deems just.


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                             STINSON, MAG & FIZZELL, P.C.



                             By /s/ Lawrence M. Berkowitz
                                ----------------------------------------
                                Lawrence M. Berkowitz,          MO 20752
                                Kurt D. Williams,               MO 36957
                                1201 Walnut Street
                                Kansas City, Missouri 64106
                                816-842-8600

                                Attorneys for Defendants Western Resources, Inc. and Robert L. Rives

John L. Hardiman, Esq.
Tario Mundiya, Esq.
SULLIVAN & CROMWELL
125 Broad Street
New York, New York 10004-2498
Attorneys for Western Resources, Inc. and
Robert L. Rives

John Rosenberg, Esq.
Richard D. Terrill, Esq.
WESTERN RESOURCES, INC.
818 Kansas Avenue
P.O. BOX 889
Topeka, Kansas 66601
Attorneys for Western Resources.


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                             CERTIFICATE OF SERVICE

          I HEREBY CERTIFY that a copy of the foregoing was sent via facsimile and first class mail this 7th day of June 1996, to:

          David F. Oliver
          Bryan Cave LLP
          3500 One Kansas City Place
          1200 Main
          Kansas City, Missouri 64105

          and

          Steven J. Rothschild
          R.   Michael Lindsey
          Skadden, Arps, Slate, Meagher & Flom
          One Rodney Square
          P.O. BOX 636
          Wilmington, Delaware 19899
          Attorneys for Plaintiff

          Michael E. Waldeck
          Niewald, Waldeck & Brown
          4100 One Kansas City Place
          1200 Main Street
          Kansas City, Missouri 64105
          Attorney for Intervenor Defendant

                                    /s/ Lawrence M. Berkowitz
                                    ------------------------------------
                                    Attorneys for Defendants

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